Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Edie DeVine
WeissComm Partners
(415) 946-1081
Ardea Biosciences Appoints John W. Beck Chief Financial Officer, Announces Clinical Development
Progress and Reports First Quarter 2008 Financial Results
San Diego, May 9, 2008 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, cancer and inflammatory diseases, including gout, today announced that John W. Beck has been appointed Senior Vice President, Finance and Operations and Chief Financial Officer effective May 27, 2008. He will resign from our board of directors shortly thereafter. The Company also reported recent accomplishments and financial results for the first quarter ended March 31, 2008.
Appointment of John W. Beck as Chief Financial Officer
“We are extremely pleased to welcome John Beck as the new Chief Financial Officer of Ardea,” said Barry D. Quart, PharmD, Ardea Biosciences’ President and CEO. “John has served as a member of our board of directors since June 2007. He is a proven leader with more than 20 years of financial management experience. We believe that he will play an important role in our ongoing success.”
Mr. Beck joins Ardea Biosciences from Metabasis Therapeutics, Inc., which he co-founded in 1999 and where he served most recently as Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to Metabasis, he served as Director of Finance of Neurocrine Biosciences, Inc., where he played an important role in Neurocrine’s 1996 initial public offering. Prior to joining Neurocrine, Mr. Beck held financial management positions at various high technology and financial services companies, including General Dynamics and Ernst and Young LLP. Mr. Beck received a B.A. in accounting from the University of Washington and also holds a Th.B. in theology from a Seattle, Washington-based seminary. Mr. Beck is a licensed (inactive status) certified public accountant in the state of California and is a member of the American Institute of Certified Public Accountants and the Association of Bioscience Financial Officers.
Recent Accomplishments
In the first quarter of 2008, we continued to progress our development pipeline in all three therapeutic areas of focus, including:
–	Announced positive preliminary results for RDEA806, our lead non-nucleoside reverse transcriptase inhibitor (NNRTI), in a Phase 2a monotherapy study in patients with human-immunodeficiency virus (HIV), demonstrating an up to 2.0 log placebo-adjusted reduction in plasma viral load after seven days of treatment;

–	Completed a first-in-human micro-dosing study of our second generation NNRTI, RDEA427, and selected it as a development candidate;

–	Completed a first-in-human micro-dosing study of our second generation MEK inhibitor, RDEA436, and selected it as a development candidate;

–	Presented preclinical data demonstrating potent activity and favorable resistance profiles for our next generation NNRTI family of compounds against HIV at the 15th Annual Conference on Retroviruses and Opportunistic Infections (CROI) and the 21st International Conference on Antiviral Research (ICAR);

–	Presented preclinical data demonstrating the potent activity and favorable pharmacokinetic profile of our mitogen-activated ERK kinase (MEK) inhibitor family of compounds in the treatment of cancer, preliminary Phase 1 data demonstrating the potential for once-daily oral dosing of RDEA119, our lead MEK inhibitor, and first-in-human micro-dose data for RDEA436, at the American Association for Cancer Research (AACR);

–	Established two scientific advisory boards to guide the HIV and inflammation programs; and

–	Relocated our corporate headquarters and research laboratories to San Diego’s biotechnology corridor.
2008 1st Quarter Financial Results
As of March 31, 2008, the Company had $56.2 million in cash, cash equivalents and short-term investments, compared to $66.2 million as of December 31, 2007.
The net loss for the first quarter ended March 31, 2008 was $12.4 million, or $0.93 per share, compared to a net loss for the same period in 2007 of $3.4 million, or $0.37 per share. The net loss included non-cash stock-based compensation expense of $1.0 million, or $0.08 per share, and $0.2 million, or $0.02 per share, for the three months ended March 31, 2008 and March 31, 2007, respectively. The increase in net loss between these two periods was primarily due to increased expenses resulting from our continued progress with our preclinical and clinical drug candidates.
Revenue for the first quarter was $0.3 million, compared to $0.9 million for the same period in 2007. The decrease is the result of fewer research activities performed by us under our master services agreement with Valeant Pharmaceuticals (“Valeant”). Due to changing priorities at Valeant, we do not anticipate any additional research activities to be conducted under the master services agreement.
2008 Financial Guidance
The Company confirmed its financial guidance for the full year ending December 31, 2008. Excluding any funds that Ardea may receive from future business development activities, the Company anticipates 2008 net cash usage to be between $45 million and $50 million.
About Ardea Biosciences
Ardea Biosciences, Inc. of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, cancer and inflammatory diseases, including gout. We have four drug candidates in clinical trials and several others in preclinical development and discovery. Our most advanced drug candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which is in a Phase 2a study for the treatment of HIV. We have evaluated our second generation NNRTI, RDEA427, for the treatment of HIV in a human micro-dose pharmacokinetic study and have selected it as a development candidate. We are also investigating RDEA806 for the treatment of gout. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1 study in advanced cancer patients, as well as in a Phase 1 study in normal healthy volunteers for the treatment of inflammatory diseases. We have evaluated our second generation MEK inhibitor, RDEA436, for the treatment of cancer and inflammatory diseases in a human micro-dose pharmacokinetic study, and have selected it as a development candidate. In addition to the foregoing clinical programs, we are investigating other drug candidates in earlier stages of preclinical development and discovery.
(Financial Tables Follow)

ARDEA BIOSCIENCES, INC.
(formerly IntraBiotics Pharmaceuticals, Inc.)
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2008	2007

Collaboration Revenues	$260	$893

Operating Expenses:
Research and Development	9,745	3,513
General and Administrative	3,632	1,544

Total Operating Expenses	13,377	5,057

Operating Loss:	(13,117)	(4,164)
Interest Income	607	611
Other Income	135	184

Net loss	$(12,375)	$(3,369)
Non-cash dividends on Series A Preferred stock	(60)	(60)

Net loss applicable to common shareholders	$(12,435)	$(3,429)

Basic and diluted net loss per share applicable to common stockholders	$(0.93)	$(0.37)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	13,337	9,373

Condensed Balance Sheet Data
(In Thousands)

	March 31	December 31
	2008	2007
Cash, cash equivalents and short-term investments	56,164	66,215
Total assets	59,368	68,840
Total stockholders’ equity	52,839	63,739

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: sufficiency of cash resources and our goals, including the expected properties and benefits of RDEA806, RDEA427, RDEA119, RDEA436 and our other compounds and the results of preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, and costs associated with internal development and business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.